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                                                                  EXHIBIT 10.6

                    REMITTANCE PROCESSING SERVICES AGREEMENT


         THIS AGREEMENT, is made and entered into on _____________ by and between NATIONAL PROCESSING COMPANY ("NPC") and _____________________ ____________ ("National City").

         WHEREAS, NPC is engaged in the processing and transmission of data exclusively of a financial, banking or economic nature, including the day-to-day acceptance of remittances for collection, and National City desires that NPC receive and process customer payments and invoices for National City in accordance with operating procedures developed by the parties and revised from time to time;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises and agreements set forth herein, the parties hereto agree as follows:

          1. Beginning August 1, 1996, and in accordance with a mutually agreed upon conversion schedule, NPC shall assume remittance processing services responsibilities for National City's existing and future remittance processing services customers, such responsibilities to include processing, equipment, facilities, staffing and customer service. National City will transfer all remittance processing services operations equipment to NPC no later than December 31, 1996. Certain items of equipment, including one (1) CES 9400 and one (1) OPEX 48 will be made available to NPC as of June 1, 1996. NPC shall process clean, scannable items within twenty-four (24) hours from receipt thereof and exception items within forty-eight (48) hours from receipt thereof; provided that, for existing customers as of the date of this Agreement, NPC shall process all items within twenty-four (24) hours of mail pickup by NPC. NPC shall deliver all customer deposits to National City by approximately 8:00 a.m. each business day. National City shall ensure that all mail is available to the NPC courier by 8:00 a.m. each business day for transportation to the Columbus, Ohio processing facility (which location may be changed by agreement of the parties). National City shall notify NPC at least sixty (60) days in advance of any change in the form of its customer payments, invoices and envelopes or in the regular monthly mailing schedule of such documents. National City shall be responsible, and shall not charge NPC, for miscellaneous services, including without limitation research and photocopying. Upon request, NPC shall assist National City with the marketing of its remittance processing services.

          2. NPC shall admit properly identified and authorized National City employees onto its premises for purposes of monitoring compliance with this Agreement. It is understood that this admittance will be during normal processing hours, will not require advance notification by National City and shall not interfere with NPC's work. NPC agrees to exercise its best efforts to comply with the terms and conditions of this Agreement, but NPC shall not be liable for any loss where NPC and its employees exercise reasonable care in the handling of remittances from National City's customers.



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          3. For basic remittance processing services for all customers acquired by National City subsequent to the date of this Agreement, NPC shall charge its cost plus the markup necessary to yield a five percent (5%) after-tax return on revenue for NPC; provided that, such charge to National City shall not exceed sixteen and forty-nine hundredth cents ($.1649) per item for existing customers as of the date of this Agreement. Basic remittance processing services shall include opening envelopes, extracting payments, encoding and endorsing checks, preparing and delivering deposits to bank, fulfilling any other specific processing requirements for a particular customer as negotiated, and electronically transmitting accounts receivable information to the relevant customer on a daily basis. National City shall pay NPC the fees set forth in the Pricing Schedule (attached hereto as Exhibit A) for services in addition to basic remittance processing services. Such Pricing Schedule reflects NPC's costs for assuming responsibilities for the National City remittance processing services operations mailroom and facilities. National City shall allow NPC an opportunity to review each potential new customer and its processing requirements and to provide pricing to National City for each such customer.

         During the third year of the initial term of this Agreement, and every year thereafter, NPC shall have the right to review and adjust the Pricing Schedule, such adjustment to be effective on the next anniversary date of this Agreement. Annual Fee increases within a term shall be made with not less than sixty (60) days written notice and will be limited to a percentage increase not to exceed the percentage increase in the Consumer Price Index, All Urban Consumers, for the group 1,200,000 or more population, ("CPI-U") for the most recent twelve month period for which the CPI-U Statistics are available. Fee increases to take effect upon commencement of a renewal term shall be made with not less than one hundred twenty (120) days written notice. Future costs savings realized by NPC as a result of the implementation of new technology (such as imaging) shall accrue to NPC up to and including a profit margin of ten percent (10%) after tax-return on revenue. Cost savings above the ten percent (10%) after tax-return on revenue shall be passed through to National City and reflected in the Pricing Schedule upon the annual modification thereof by NPC (with no adjustment for savings in the interim period between implementation of the new technology and the annual modification of the Pricing Schedule). Any increase in costs or expenses caused by National City's acts or omissions shall be added to the monthly invoice sent by NPC to National City, and all such additional costs or expenses shall be paid by National City.

          4. NPC shall send National City monthly a statement of volumes, prices and charges for all services rendered pursuant to this Agreement during the preceding calendar month. National City shall pay invoices for all fees and charges hereunder within thirty (30) days of invoicing. A late charge of one and one-half percent (1.5%) will be added to the amount owing for each thirty-day billing period for which NPC does not receive payment from National City.

          5. The initial term of this Agreement shall expire at midnight, December 31, 1999, and shall be automatically renewed for successive three-year terms unless terminated by either party upon written notice at least ninety (90) days prior to the expiration of the initial term or any renewal term, such termination to be effective upon such expiration. If either party shall default in the performance of its obligations under this Agreement and shall fail or refuse to remedy such default within thirty (30) calendar days after written notice, the other party may terminate this Agreement with an additional fifteen
(15) days written notice. If either party shall become insolvent, be placed




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in receivership,  make an assignment for the benefit of creditors, or seek relief or have a petition filed against it under any provision of the federal bankruptcy code, any such petition not being dismissed within sixty (60) days, the other party may terminate this Agreement immediately upon written notice. Termination of this Agreement shall not affect the rights or obligations of either party which may have arisen or accrued prior to termination.

          6. Either party to this Agreement shall be released from liability hereunder for failure to perform any of its obligations herein (other than payment of amounts due) where and to the extent that such failure to perform occurs by reason of any act of God, fire, flood, earthquake, tidal wave, sabotage, war, military operation, national emergency, civil commotion, strike, utility or computer failure, or the order, requisition, request or recommendation of any governmental agency or acting governmental authority, or either party's compliance therewith, or governmental proration, regulation or priority, or any other cause beyond either party's reasonable control whether similar or dissimilar to such causes.

          7. Any notice permitted or required hereunder shall be deemed given when deposited in the United States mail, with postage prepaid, and addressed as follows:

                  NPC:              National Processing Company
                                    1231 Durrett Lane
                                    Louisville, Kentucky  40285-0001
                                    Attn:  Lockbox Product Manager

                  National City:    [Address of Bank Subsidiary]




          8. Neither party will disclose any information not of a public nature concerning any terms of the Agreement, the business, business plans, trade secrets or other properties of the other party which it learns as a result of negotiating or implementing this Agreement, except to the extent disclosure is required by applicable law or agreed to by the parties. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without giving effect to the conflict of laws provisions thereof. This Agreement shall bind the parties, their respective successors, legal representatives and assigns. This Agreement shall not be assignable by either party hereto without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that, performance of some or all of the services to be performed by NPC hereunder may be delegated by NPC to any other affiliate or subsidiary of National City Corporation.



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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and each of the undersigned hereby warrants and represents that he or she has been and is, on the date of this Agreement, duly authorized by all necessary and appropriate action to execute this Agreement.



NATIONAL PROCESSING                         [Name of Bank Subsidiary]
   COMPANY


By:                                         By:
    -------------------------------             --------------------------------
Name:                                       Name:
      -----------------------------               ------------------------------
Title:                                      Title:
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